Exhibit 10.9

REGENCY CENTERS CORPORATION

LONG TERM OMNIBUS PLAN

REGENCY CENTERS CORPORATION

LONG TERM OMNIBUS PLAN

i

ARTICLE V. PARTICIPATION		7

ARTICLE VI. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS		7
6.1	Stock Options	7
6.2	Stock Appreciation Rights	8

ARTICLE VII. DIVIDEND EQUIVALENT UNITS		9
7.1	Dividend Equivalent Units	9

ARTICLE VIII. RESTRICTED STOCK AND STOCK RIGHTS		9
8.1	Restricted Stock	9
8.2	Stock Rights	10

ARTICLE VIIIA. ANNIVERSARY STOCK GRANT PROGRAM FOR NON-KEY EMPLOYEES		11
8.2A	General.	11
8.3A	Eligibility.	11
8.4A	Number of Shares.	11
8.5A	Issuance of Shares.	11

ARTICLE IX. PERFORMANCE AWARDS		11
9.1	Performance Awards	11

ARTICLE X. OTHER SHARE-BASED AWARDS		14
10.1	Grant of Other Awards	14
10.2	Terms of Other Awards	14

ARTICLE XI. PAYMENT OF DIRECTOR’S FEES		15
11.1	Payment in Shares	15
11.2	Optional Payment in Cash	15

ARTICLE XII. TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN		15
12.1	Award Agreement	15
12.2	Consideration for Awards	15
12.3	Awards May Be Granted Separately or Together; No Limitations on Other Awards to Non-Employee Directors	15
12.4	Limitations on Transfer of Awards	15
12.5	Term	16
12.6	Taxes	16
12.7	Rights and Status of Recipients	16
12.8	Awards Not Includable for Benefit Purposes	16
12.9	Share Certificates; Representation by Participants; Registration Requirements	16
12.10	Amendments to Awards	16
12.11	Repricing Prohibited	17
12.12	Adjustment to Awards Upon Certain Acquisitions	17
12.13	Correction of Defects, Omissions, and Inconsistencies	17
12.14	Compliance with Laws	17

ARTICLE XIII. AMENDMENT AND TERMINATION		17
13.1	Amendment	17
13.2	Termination	18
13.3	Code Section 409A	18

ii

ARTICLE XIV. GENERAL PROVISIONS		18
14.1	Effective Date of the Plan	18
14.2	Term of Plan	18
14.3	Governing Law; Dispute Resolution	18
14.4	Unfunded Status of Plan	19
14.5	Headings	19
14.6	Severability	19
14.7	Gender; Number	19

APPENDIX A		A-1

iii

REGENCY CENTERS CORPORATION

LONG TERM OMNIBUS PLAN

Article I. Purpose

1.1 Purpose. The purpose of the Regency Centers Corporation Long Term Omnibus Plan, as set forth in this document, is to assist Regency Centers Corporation, together with any successor thereto, and its Affiliates, to attract and retain highly competent individuals to serve as Key Employees, consultants or advisors to the Company or an Affiliate, and Non-Employee Directors who will contribute to the Company’s success, and to motivate such individuals to achieve long-term objectives which will inure to the benefit of all shareholders of the Company. This Plan is intended to be an amendment to and restatement of the Regency Realty Corporation 1993 Long Term Omnibus Plan.

1.2 Extension of Plan. Authority to grant Incentive Stock Options under the Regency Realty Corporation 1993 Long Term Omnibus Plan was originally scheduled to expire on September 23, 2003. The Company’s Board of Directors approved the amendment, restatement and extension of the Plan (as set forth herein) on March 21, 2003, subject to approval by the Company’s shareholders. The Company’s Board of Directors again approved the restatement of the Plan on February 5, 2008 to incorporate amendments made to the Plan, to make other changes to conform the terms of the Plan to the requirements of Code Section 409A and to revise the provisions of Section 4.3 to preserve favorable accounting for the Company for Awards granted under the Plan.

1.3 Application of Plan to Prior Awards. Any Awards granted under the Regency Realty Corporation 1993 Long Term Omnibus Plan prior to March 21, 2003, shall be administered under, and subject to the provisions of, this Plan, except to the extent, if any, the provisions of this Plan, as amended and restated, adversely affect the terms of any such Award.

Article II. Definitions

For purposes of this Plan, capitalized terms shall have the following meanings:

2.1 Affiliate means any entity of which shares (or other ownership interests) having 50 percent or more of the voting power are owned or controlled, directly or indirectly, by the Company. Solely for purposes of determining which employees are eligible for the grant of an Incentive Stock Option, the term “Affiliate” shall apply only to corporate Affiliates.

2.2 Award means any Non-Qualified Stock Options or Incentive Stock Options, Stock Appreciation Rights, Dividend Equivalent Units, Restricted Stock, Stock Rights, Performance Awards, or any other award made under the terms of the Plan.

2.3 Award Agreement means a written agreement, contract, or other instrument or document specifically setting forth the terms and conditions of any Award.

2.4 Board means the Board of Directors of the Company.

2.5 Code means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

2.6 Committee means a committee of the Board designated by the Board to administer the Plan and comprised solely of at least two directors, each of whom must qualify as an “outside director” within the meaning of Code Section 162(m) and as a “non-employee” director within the meaning of Rule 16b-3.

2.7 Company means Regency Centers Corporation, or any successor thereto.

2.8 Directors’ Fees means the total amount each Non-Employee Director is entitled to receive as fees, including fees for service as a committee member and chair, for serving as a director of the Company, and any attendance or other director fees or payments for other services of the Non-Employee Director to the Company or its Affiliates.

2.9 Dividend Equivalent Units means the right to receive a payment based on dividends paid on Shares, which right may be awarded as described in Error! Reference source not found.

2.10 Exchange Act means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

2.11 Fair Market Value means, unless otherwise determined by the Committee or Board, as applicable, with respect to a Share on the relevant date, (a) if the Shares are listed on a national securities exchange, the last sales price as reported for the immediately preceding date on which there was a sale of Shares on such exchange; (b) if the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the immediately preceding date on which there was a sale of or quotation for Shares on that market; or (c) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee or Board, as applicable. With respect to any other property, the fair market value of such property shall be determined by such methods or procedures as the Committee or Board, as applicable, establishes.

2.12 Incentive Stock Option means an Option designated as an incentive stock option and that meets the requirements of Code Section 422.

2.13 Key Employee means any officer or other key employee of the Company or any Affiliate who is responsible for or contributes to the management, growth, or profitability of the business of the Company or any Affiliate as determined by the Committee. In connection with any merger, acquisition or other business combination to which the Company or any Affiliate is a party, the Committee is authorized to designate other persons who may be deemed Key Employees for purposes of the Plan (other than with respect to the award of Incentive Stock Options) where such persons are key employees of another party to the business combination (or key employees of any affiliate of such party) but do not become employees of the Company or any Affiliate following the business combination, provided that the Committee determines that granting substitute Awards under the Plan, in place of outstanding awards held by the recipient under one or more plans of the predecessor employer, constitutes appropriate severance compensation.

2.14 Non-Employee Director means each member of the Board who is not an employee of the Company or any Affiliate.

2.15 Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

2.16 Option means the right, granted pursuant to Article VI, to purchase Shares at a specified price over a specified period of time, including any replenishment feature which also may be awarded.

2.17 Participant means any Key Employee, consultant or advisor to the Company, or Non-Employee Director who receives an Award, and to the extent applicable, includes any other individual who holds an outstanding Award (including, but not limited to, any individual who inherits a Participant’s Award following the Participant’s death).

2.18 Performance Award means the right, granted pursuant to Article IX, to receive cash and/or Shares at the end of a specified period subject to the attainment of performance goals.

2.19 Plan means this Regency Centers Corporation Long Term Omnibus Plan, as it may be amended from time to time. The Plan was previously named the “Regency Realty Corporation 1993 Long Term Omnibus Plan.”

2.20 Quarterly Period means a consecutive three month period commencing on the first day of each January, April, July and October.

2.21 Released Securities mean Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed, or been waived.

2.22 Restricted Stock means Shares, granted pursuant to Article VIII, that are subject to restrictions on transferability and a risk of forfeiture.

2.23 Rule 16b-3 means Rule 16b-3 as promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.24 Share Equivalents means securities of the Company or any Affiliate which are convertible into or exchangeable for Shares, including units of limited partnership interest of Regency Centers, L.P. which are exchangeable for Shares, but shall exclude Options and any Shares of special common stock of the Company counted as Shares.

2.25 Shares mean the shares of common stock of the Company, $.01 par value per share, subject to adjustment under Section 4.3. Shares shall also include shares of special common stock of the Company, $.01 par value per share, except that if shares of special common stock are convertible into a different number of shares of common stock, such shares of special common stock shall be treated as Share Equivalents.

2.26 Share Value means the value of a Share based on the average of the closing prices of a Share, as the Board determines, during the Quarterly Period.

2.27 Stock Appreciation Right means the right, granted pursuant to Article VI, to receive cash and/or Shares equal in value to the appreciation in the Fair Market Value of a Share over a specified period of time.

2.28 Stock Right means the right, granted pursuant to Article VIII, to receive Shares over a specified period of time.

Article III. Administration

3.1 Committee. The Committee will administer the Plan with respect to Key Employees, consultants or advisors, and the Board will administer the Plan with respect to Non-Employee Directors. If, however, the Committee is not in existence, the Board shall assume the functions of the Committee and all references to the Committee in the Plan shall mean the Board. Subject to the terms of the Plan and applicable law, the Committee or Board, as applicable, shall have full power and authority to:

(a) designate eligible individuals to be Participants;

(b) determine the type or types of Awards to be granted to such Participants;

(c) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards granted to such Participants;

(d) determine the terms and conditions of any Award granted to such Participants;

(e) determine whether, to what extent, and under what circumstances Awards granted to such Participants may be settled or exercised in cash, Shares, other securities, other awards, or other property, or canceled, forfeited, or suspended to the extent permitted in the Plan, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(f) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award granted to such Participants shall be deferred either automatically or at the election of the holder thereof;

(g) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement);

(h) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i) make any other determination and take any other action that the Committee or Board, as applicable, deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the discretion of the Committee or Board, as applicable, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant, any shareholder, and any employee of the Company or of any Affiliate.

3.2 Delegation of Authority. To the extent permitted by applicable law, the Board may, in its discretion, delegate to another committee of the Board or to one or more officers of the Company any or all of the authority and responsibility of the Committee with respect to Awards to Key Employees, consultants or advisors, other than those who are subject to the provisions of Section 16 of the Exchange Act and Code Section 162(m) at the time any such delegated authority or responsibility is exercised. To the extent that the Board has delegated to such other committee or one or more officers the authority and responsibility of the Committee, all references to the Committee herein shall include such other committee or one or more officers.

Article IV. Shares

4.1 Number of Shares Available; Shares Subject to Terminated Awards

(a) Number of Shares Available. The maximum number of Shares which may be issued under this Plan after the restated Effective Date (as specified in Section 14.1) is 5,000,000, of which 2,446,905 Shares represent Shares that were previously approved by shareholders for issuance under the terms of the Regency Realty Corporation 1993 Long Term Omnibus Plan but which were not issued as of the restated Effective Date. Shares available which are not awarded in one particular year may be awarded in subsequent years. Any and all Shares may be issued in respect of any of the types of Awards, provided that (1) the aggregate number of Shares that may be issued in respect of Restricted Stock Awards, Stock Rights Awards, Performance Awards or Dividend Equivalent Units settled in Shares, and any other Share-Based Awards (other than Options or similar stock purchase rights) which are settled in Shares is 2,750,000, and (2) the aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 3,000,000. The Shares to be offered under the Plan may be authorized and unissued Shares or treasury Shares.

(b) Shares Subject to Terminated Awards. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its holder terminate, any Shares subject to such Award may again be subject to new Awards under this Plan. In the event the exercise price of an Option is paid in whole or in part through the delivery (or withholding) of Shares, only the net number of Shares issued in connection with the exercise of the Option shall reduce the number of Shares reserved for issuance under the Plan. In the event that a Participant satisfies his or her withholding tax payments related to an Award in whole or in part through the delivery (or withholding) of Shares pursuant to Section 12.6, the Shares delivered (or withheld) in payment in respect of such withholding tax payments may be subject to new Awards under this Plan. The provisions set forth in this Section 4.1(b) for calculating the replenishment of Shares reserved for issuance under the Plan shall apply to all Awards issued under this Plan prior to and after the restated Effective Date and all Shares delivered (or withheld) in payment of an exercise price or tax withholding with respect to any such Award. Notwithstanding the foregoing, Shares delivered (or withheld) in payment of an option exercise price or in respect of withholding tax payments related to an Award may not be subject to new Incentive Stock Options under this Plan.

4.2 Limitation on Outstanding Awards. At any one time, the number of Shares covered by an outstanding Award or to which an outstanding Award relates (whether granted prior to or after the restated Effective Date) may not exceed twelve (12) percent of the Company’s then outstanding Shares and Share Equivalents except that this twelve (12) percent limitation shall not invalidate any Awards made prior to a decrease in the number of outstanding

Shares or Share Equivalents even though such Awards have resulted or may result in Shares constituting more than twelve (12) percent of the then outstanding Shares and Share Equivalents. The number of Shares covered by an Award, or to which such Award relates, shall be counted on the date of grant of such Award against the limit described in this Section 4.2. Any Shares issued pursuant to an Award, including Shares issued upon the exercise of an Option, shall cease to be considered subject to an Award for purposes of this Section 4.2 unless such Shares are subject to a risk of forfeiture because they are not vested.

4.3 Adjustments. If:

(i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged;

(ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights that the Company may authorize and issue in the future) or other property;

(iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or

(iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee or Board, as applicable, shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Shares subject to the Plan and which thereafter may be issued under the Plan, including the individual limits described in Section 4.4, (b) the number and type of Shares subject to outstanding Awards, (c) the grant, purchase, or exercise price with respect to any Award, and (d) the number and type of outstanding Dividend Equivalent Units; or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award in lieu of any such adjustment; provided, however, that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number. Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event (other than any such transaction in which the Company is the continuing corporation and in which the outstanding common stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee or Board, as applicable, may substitute, on an equitable basis as the Committee or Board, as applicable, determines, for Shares then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock are or will be entitled in respect of such Shares pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Board or Committee, as applicable, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

4.4 Individual Limits. Notwithstanding any other provision of the Plan, with respect to Awards that are intended to satisfy the requirements for performance-based compensation under Code Section 162(m):

(a) the maximum number of Options and Stock Appreciation Rights, in the aggregate, which may be awarded pursuant to Article VI to any individual Key Employee during any calendar year is 800,000 Shares and/or Rights;

(b) the maximum number of Shares of Restricted Stock and/or Shares subject to a Stock Rights Award that may be granted pursuant to Article VIII to any individual Key Employee during any calendar year is 400,000 Shares; and

(c) the maximum amount payable (in cash, Shares valued at Fair Market Value at the date of issuance, or a combination of both) with respect to all Performance Awards granted pursuant to Article IX to any individual Key Employee during a calendar year is $5,000,000.

Article V. Participation

The Committee may designate any Key Employee, including any executive officer or employee-director of the Company or any Affiliate, or consultant or advisor to the Company or an Affiliate, as a Participant. The Board may designate any Non-Employee Director as a Participant.

Article VI. Stock Options and Stock Appreciation Rights

6.1 Stock Options. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, Options with such terms and conditions as the Committee or Board, as applicable, determines.

(a) Terms and Conditions of Options. Subject to the terms of the Plan, at the time of grant of an Option, the Committee or Board, as applicable, shall determine:

(1) whether the Option will be a Non-Qualified or Incentive Stock Option, provided that Incentive Stock Options may only be granted to Key Employees;

(2) the date of grant, which may not be earlier than the date on which the Committee or Board, as applicable, approves such grant;

(3) the exercise price per Share, which may not be less than 100% of the Fair Market Value of a Share on the date of grant;

(4) the number of Shares subject to the Option;

(5) the term of the Option, provided that no Incentive Stock Option shall be exercisable more than ten years after the date of grant;

(6) whether the Option will be subject to performance targets and waiting periods, and the manner in which and within such period or periods the Option will be exercisable (including but not limited to in installments);

(7) the method or methods by which payment of the exercise price of the Option may be made or deemed to have been made (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant’s broker or dealer upon receipt of the purchase price in cash from the broker or dealer), and the form or forms of payment, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price; provided that no Shares shall be issued until full payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to Shares subject to the Option only when the Participant has given written notice of exercise, has paid for such Shares as provided herein, and the Shares have been issued. Notwithstanding the foregoing, if payment in full or in part has been made in the form of Restricted Stock, an equivalent number of Shares issued on exercise of the Option shall be subject to the same restrictions and conditions for the remainder of the restriction period applicable to the Restricted Stock surrendered therefor; and

(8) any other terms and conditions that are not inconsistent with the terms of this Plan.

(b) Incentive Stock Options. The terms of any Incentive Stock Option shall comply in all respects with the provisions of Code Section 422, and any regulations promulgated thereunder.

(c) Replenishment Feature. The Committee or Board, as applicable, may specify, at the time of grant or, with respect to Non-qualified Stock Options, at or after the time of grant, that a Participant’s Options, in part or in whole, shall include a “replenishment feature.” The replenishment feature provides that at such time as the original Option is exercised, the Participant will automatically be granted a new Option to purchase a number of Shares equal to the number of Shares used by the Participant to pay the Option exercise price on the original Option (the “Payment Shares”), provided that, unless determined otherwise by the Committee or Board, as applicable, the replenishment Option will not be granted unless (1) the Participant has owned the Payment Shares for at least six (6) months prior to tendering such Payment Shares and (2) the Fair Market Value of a Share has increased by at least twenty percent (20%) over the exercise price per Share under the Option as of the date of exercise. If a replenishment Option is granted to the Participant, the Participant will be prohibited from tendering a number of Shares issued upon the exercise of the original Option equal to the Payment Shares (the “Replacement Shares”) to pay the exercise price of any subsequent Option exercise for at least six (6) months from the date on which the Replacement Shares are issued. A replenishment Option shall have an exercise price equal to the Fair Market Value of the Shares on the date it is granted and shall expire on the stated expiration date of the original Option. The Committee or Board, as applicable, may determine such other terms and conditions for the replenishment Option that are not inconsistent with the terms of the Plan.

6.2 Stock Appreciation Rights. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, Stock Appreciation Rights with such terms and conditions as the

Committee or Board, as applicable, determines. Stock Appreciation Rights granted in tandem with Incentive Stock Options may only be granted simultaneously with the grant of the related Incentive Stock Option. Subject to the terms of the Plan, the Committee or Board, as applicable, shall determine at the time of grant with respect to each Stock Appreciation Right:

(a) the date of grant, which may not be earlier than the date on which the Committee or Board, as applicable, approves such grant;

(b) the grant price, which may not be less than 100% of the Fair Market Value of a Share on the date of grant;

(c) the number of Shares with respect to which the Stock Appreciation Right is granted;

(d) the term, methods of exercise, methods of settlement (including whether Stock Appreciation Rights will be settled in cash, Shares, other securities, other Awards, or other property, or any combination thereof), and

(e) any other terms and conditions that are not inconsistent with the terms of the Plan.

In addition, the Committee or Board, as applicable, may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it deems appropriate.

Article VII. Dividend Equivalent Units

7.1 Dividend Equivalent Units. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, Dividend Equivalent Units with such terms and conditions as the Committee or Board, as applicable, determines. Subject to the terms of the Plan, at the time of grant of a Dividend Equivalent Unit, the Committee or Board, as applicable, shall determine:

(a) the date of grant, which may not be earlier than the date on which the Committee or Board, as applicable, approves such grant;

(b) the number of Shares with respect to which the Dividend Equivalent Unit is granted;

(c) the method for determining the value of a Dividend Equivalent Unit;

(d) the timing and methods of settlement (including whether Dividend Equivalent Units will be settled in cash, Shares, other securities, other Awards, other property, or any combination thereof); and

(e) any other terms and conditions that are not inconsistent with the terms of the Plan.

Article VIII. Restricted Stock and Stock Rights

8.1 Restricted Stock. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, Awards of Restricted Stock with such terms and conditions as the Committee or Board, as applicable, determines.

(a) Restrictions. The Committee or Board as applicable, may grant to any Key Employee, consultant, advisor or Non-Employee Director an Award of Restricted Stock in such number, and subject to such terms and conditions relating to forfeitability (whether based on performance standards, periods of service or otherwise) and relating to restrictions (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee or Board, as applicable, deems appropriate; provided that with respect to any Award of Restricted Stock intended to qualify as performance-based compensation under Code Section 162(m), the lapsing of the restrictions shall be subject to the performance targets specified in Section 9.1(b).

(b) Registration. The Committee or Board, as applicable, shall determine the manner in which Restricted Stock will be evidenced, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee or Board, as applicable) referring to the terms, conditions, and restrictions applicable to such Restricted Stock. In addition, the Company may hold Shares of Restricted Stock in escrow pending the lapse of the restrictions, unless otherwise determined by the Committee or Board, as applicable.

(c) Shareholder Rights. Unless otherwise determined by the Committee or Board, as applicable, and provided in an Award Agreement, a Participant shall become a shareholder of the Company with respect to all Shares of Restricted Stock and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive dividends (or dividend equivalents); provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions, and evidenced in the same manner, as such Restricted Stock.

(d) Payment of Restricted Stock. At the end of the applicable restriction period relating to Restricted Stock, one or more stock certificates for the appropriate number of Shares, free of restrictions, shall be delivered to the Participant, or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed upon request of the Participant.

(e) Forfeiture. Unless the Committee or Board, as applicable, determines otherwise and sets forth in the Award Agreement, upon termination of employment or service of a Participant (as determined under criteria established by the Committee or Board, as applicable) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided, however, that the Committee or Board, as applicable, may, when it finds that a waiver would be in the interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock.

8.2 Stock Rights. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, Stock Rights with such terms and conditions as the Committee or Board, as applicable, determines. Subject to the terms of the Plan, the Committee or Board, as applicable, shall determine at the time of grant with respect to each Stock Right Award:

(a) the number of Shares with respect to which such Award relates;

(b) the conditions for issuance of the Shares subject to the Award (whether based on performance standards, periods of service or otherwise); and

(c) any other terms and conditions that are not inconsistent with the terms of the Plan;

provided that with respect to any Stock Rights intended to qualify as performance-based compensation under Code Section 162(m), the issuance of the Shares subject to the Award shall be subject to the performance targets specified in Section 9.1(b).

Article VIIIA. Anniversary Stock Grant Program for Non-Key Employees

8.2A General. In order to reward non-Key Employees for their tenure with the Company, the Committee may grant Shares to employees who are not Key Employees and who therefore are not eligible to receive Awards under other Articles of the Plan. Such grants shall be made in accordance with the provisions of this Article VIIIA, unless the Committee determines to change the criteria for grants.

8.3A Eligibility. All employees of the Company or any Affiliate who do not receive Awards under any other Articles of the Plan are eligible to receive Shares after such anniversary dates of their employment as the Committee may determine, provided that they have been continuously employed by the Company or one or more of its Affiliates through the applicable anniversary date and have worked at least 1,000 hours per year during such employment.

8.4A Number of Shares. The number of Shares issued will be determined by the Committee and shall be based on the Fair Market Value of a Share as of the last trading day of the calendar quarter in which the applicable anniversary date occurs. The number of Shares issued will be rounded to the nearest whole Share.

8.5A Issuance of Shares. Shares issued under the anniversary stock grant program will be issued as soon as practicable after the end of the calendar quarter in which the anniversary date occurs and will be deposited in an account established in the recipient’s name under the Company’s Dividend Reinvestment Plan.

Article IX. Performance Awards

9.1 Performance Awards. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, Performance Awards with such terms and conditions as the Committee or Board, as applicable, determines.

(a) Issuance. A Performance Award shall consist of the right to receive a payment of cash and/or Shares measured by:

(1) the Fair Market Value of a specified number of Shares at the end of the performance period, or

(2) the increase in the Fair Market Value of a specified number of Shares during the performance period, or

(3) a fixed amount payable at the end of the performance period,

in each case contingent upon the extent to which certain predetermined performance targets have been met during the performance period.

(b) Performance Targets. The performance targets may include individual performance standards or specified levels of funds from operations, earnings per share, return on investment, return on shareholder equity and/or such other goals related to the performance of the Company, an Affiliate, or any unit or division thereof, as may be established by the Committee or Board, as applicable, in its sole discretion; provided that with respect to Performance Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may select from only one or more of the following performance targets:

(1) Funds from operations;

(2) Funds from operations per share, basic or diluted;

(3) Increases in funds from operations or in funds from operations per share;

(4) Dividends per share;

(5) Increases in dividends per share;

(6) Net income;

(7) Net income for common stockholders;

(8) Net income per share, basic or diluted;

(9) Increases in any measure of net income;

(10) Revenue growth;

(11) Lease renewal rates;

(12) Increases in percentage rent;

(13) Per square foot measures, including increases in gross leasable area or in rent per square foot of gross leasable area or in developments initiated, completed or leased;

(14) Occupancy rates;

(15) Development profits;

(16) Net operating profit;

(17) Return measures (including, but not limited to, return on assets, capital or equity);

(18) Cash flow (including, but not limited to, operating cash flow and free cash flow);

(19) Cash flow return on capital;

(20) Earnings before or after taxes, interest, depreciation, and/or amortization;

(21) Gross or operating margins;

(22) Productivity ratios;

(23) Share price (including, but not limited to, growth measures and total shareholder return);

(24) Expense targets;

(25) General and administrative expenses as a percentage of total revenues;

(26) Margins;

(27) Operating efficiency;

(28) Tenant satisfaction;

(29) Working capital targets;

(30) Debt and debt-related ratios, including debt to total market capitalization and fixed charge coverage ratios;

(31) Investments in real estate owned directly or indirectly through investments in ventures; and

(32) Net asset value per share.

The Committee may use any of the above performance target(s) to measure the performance of the Company or an Affiliate as a whole, or any business unit of such entity, or any combination thereof, or may provide that any of the above performance targets will be compared to the performance of a group of comparable companies, or published or special index, or the Committee may select performance target (23) above as compared to various stock market indices.

The Committee or Board, as applicable, in its sole discretion, but only under circumstances when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement as determined by the Committee or Board, as applicable, may change the performance targets for any performance period at any time prior to the final determination of the Award; provided that such discretion is precluded to the extent the Committee could increase the compensation otherwise payable under any Award intended to qualify as performance-based compensation under Code Section 162(m).

(c) Earning Performance Awards. At the date of grant, the Committee or Board, as applicable, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the performance targets. The degree of attainment of performance targets shall be determined in writing by the Committee or Board, as applicable, as of the last day of the Award period. In the event the minimum performance targets are not achieved, no payment shall be made to the Participant.

(d) Payment of Earned Performance Awards. The Committee or Board, as applicable, shall determine whether payment of earned Performance Awards shall be made in cash or Shares (based on the Fair Market Value of a Share on the last day of the Award period), or a combination of cash and Shares. Payment normally will be made as soon as practicable following the end of a performance period; provided that the Committee or Board, as applicable, may permit deferral of the payment of all or a portion of a Performance Award upon the request of the Participant timely made in accordance with rules the Committee or Board, as applicable, prescribes. Deferred amounts may generate earnings for the Participant under the conditions of a separate agreement approved by the Committee or Board, as applicable, and executed by the Participant. The Committee or Board, as applicable, may define in the Award Agreement such other conditions of payment of earned Performance Awards as it may deem desirable in carrying out the purposes of the Plan.

(e) Change in Performance Targets. In the event that applicable tax and/or securities laws change to permit the Committee to alter the governing performance targets without obtaining shareholder approval of such changes, the Committee may make such changes without obtaining shareholder approval; otherwise, the performance targets listed in this Article IX must be re-approved by shareholders of the Company every five (5) years in order for certain Awards granted after such date to qualify as performance-based compensation under Code Section 162(m).

Article X. Other Share-Based Awards

10.1 Grant of Other Awards. Subject to the terms of the Plan, the Committee may grant to Key Employees, consultants or advisors, and the Board may grant to Non-Employee Directors, other Awards, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards. Subject to the provisions of the Plan, the Committee or Board, as applicable, may determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Company and the Participant, which Award Agreement shall contain such provisions as the Committee or Board, as applicable, determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

10.2 Terms of Other Awards. In addition to the terms and conditions specified in the Award Agreement, Shares issued as a bonus pursuant to this Article X shall be issued for such consideration as the Committee or Board, as applicable, determines, but purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

Article XI. Payment of Director’s Fees

11.1 Payment in Shares. During the term of this Plan, each Non-Employee Director shall receive his or her Directors’ Fees, in the form of quarterly payments in arrears, in the form of Shares, unless the Non-Employee Director elects to receive such payment in cash in accordance with Section 11.2. The total number of Shares to be issued to a Non-Employee Director pursuant to this Section 11.1. shall be determined by dividing the dollar amount of the Directors’ Fees due for the payment period by the Share Value (or if so determined by the Board, Fair Market Value) and rounding to the nearest whole Share. The Shares issuable to Non-Employee Directors hereunder shall be issued on the first business day immediately following the payment period.

11.2 Optional Payment in Cash. Non-Employee Directors who would otherwise receive payment of their Directors’ Fees in Shares may make a written election prior to the payment date, in the manner and form prescribed by the Board, to receive payment of all or a portion of such Directors’ Fees in cash.

Article XII. Terms Applicable to All Awards Granted Under the Plan

12.1 Award Agreement. No person shall have any rights under any Award unless and until the Company and the Participant to whom such Award is granted execute and deliver an Award Agreement or any other Award acknowledgment authorized by the Committee or Board, as applicable, that expressly grants the Award to such person. If there is any conflict between the provisions of an Award Agreement and the terms of the Plan, the terms of the Plan shall control.

12.2 Consideration for Awards. The Committee or Board, as applicable, shall determine whether Awards will be granted to Participants with or without cash consideration.

12.3 Awards May Be Granted Separately or Together; No Limitations on Other Awards to Non-Employee Directors. Subject to the limitations of Section 6.2 regarding Stock Appreciation Rights, Awards to Participants may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate, and the terms and conditions of an Award need not be the same with respect to each such Participant. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Grants to Non-Employee Directors pursuant to the Plan shall not limit the rights of such Non-Employee Directors to receive awards or other benefits provided under other plans of the Company or of any Affiliate.

12.4 Limitations on Transfer of Awards. Awards granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except that the Committee or Board, as applicable, may allow a Participant to: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death, or (b) transfer any award, in the manner and to the extent specified by the Committee or Board, as applicable. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

12.5 Term. Except as otherwise provided in the Plan, the Committee or Board, as applicable, shall determine the term of each Award.

12.6 Taxes. The Company or any Affiliate shall be entitled to withhold from any amount otherwise payable to a Participant (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company or an Affiliate with respect to any amount payable and/or Shares issuable to such Participant under the Plan, or with respect to any income recognized upon the lapse of restrictions applicable to an Award or upon a disqualifying disposition of Shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or Shares upon the grant, exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The Company shall determine the amount of such withholding or tax payment, which shall be payable by the Participant at such time as the Company determines. The Committee may prescribe in each Award Agreement one or more methods by which the Participant will be permitted to satisfy his or her tax withholding obligation, which methods may include, without limitation, the payment of cash by the Participant to the Company or an Affiliate or the withholding from the Award, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such tax withholding requirements. The Committee may establish such rules and procedures relating to withholding methods as it deems necessary or appropriate, including provisions for making additional withholding tax payments in the form of Shares.

12.7 Rights and Status of Recipients. No Participant or other person has any claim or right to be granted an Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or any Affiliate.

12.8 Awards Not Includable for Benefit Purposes. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

12.9 Share Certificates; Representation by Participants; Registration Requirements. In addition to the restrictions imposed pursuant to Article VIII hereof, all certificates for Shares delivered under the Plan, whether pursuant to any Award or the exercise thereof or otherwise, shall be subject to such stop transfer orders and other restrictions as the Committee or Board, as applicable, deems advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange or other market upon which such Shares are then listed or traded, and any applicable Federal or state securities laws, and the Committee or Board, as applicable, may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee or Board, as applicable, may require each Participant or other person who acquires Shares under the Plan by means of an Award originally made to a Participant to represent to the Company in writing that such Participant or other person is acquiring the Shares without a view to the distribution thereof.

12.10 Amendments to Awards. Subject to the limitations contained in the Plan, the Committee or the Board, as applicable, may, in whole or in part, waive any conditions or other restrictions with respect to, and may amend, alter, suspend, discontinue, or terminate any

Award granted to a Participant, prospectively or retroactively, but no such action shall impair the rights of any Participant without his or her consent except as provided in Sections 4.3 and 12.12.

12.11 Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Sections 4.3 and 12.12, the Committee, the Board and each other person is prohibited from decreasing the exercise price for any outstanding Option or the grant price of any outstanding Stock Appreciation Right granted to a Participant under this Plan after the date of grant or allowing a Participant to surrender an outstanding Option or Stock Appreciation Right granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price or a new Stock Appreciation Right with a lower grant price.

12.12 Adjustment to Awards Upon Certain Acquisitions. In addition to and not in lieu of the authority granted the Committee or Board, as applicable, under Section 4.3, in the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity, the Committee or Board, as applicable, may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards granted to Participants as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan to Participants as so adjusted.

12.13 Correction of Defects, Omissions, and Inconsistencies. The Committee or Board, as applicable, may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award or Award Agreement in the manner and to the extent it deems desirable to effectuate the intent of the Plan or such Award.

12.14 Compliance with Laws. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and to Company policies that affect the issuance and or transfer of Shares or other securities issued by the Company. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) obtaining any approvals from governmental agencies and national securities exchanges that the Company determines are necessary or advisable; and

(b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

Article XIII. Amendment and Termination

13.1 Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any part hereof at any time it deems necessary or appropriate; provided, however, that no amendment, alteration, suspension, discontinuation or termination of the Plan shall in any manner (except as otherwise provided in this Article XIII) adversely affect any Award granted and then outstanding under the Plan, without the consent of the Participant; and provided, further, that shareholder approval of any amendment of the Plan shall also be obtained if otherwise required by applicable law or the listing requirements of the principal securities exchange or market on which the Shares are then traded. In addition, the Committee in its sole discretion may make ministerial, administrative and other non-material amendments to the Plan. Notwithstanding the foregoing, the Board and Committee are prohibited from amending the provisions of the Plan that prohibit the repricing of Options and Stock Appreciation Rights without shareholder approval; provided that, even with such shareholder approval, the reduction in the exercise price of an Option or the grant price of a Stock Appreciation Right may only be made in connection with a transaction which is considered the grant of a new Option or Stock Appreciation Right for purposes of Code Section 409A and only provided that the new exercise price or grant price is not less than the Fair Market Value of a Share on the new grant date.

13.2 Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted after the termination of the Plan; provided that, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the date of the Plan’s termination, and, to the extent set forth in the Plan, the authority of the Committee or Board, as applicable, to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board or Committee to amend the Plan, shall extend beyond such date.

13.3 Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

Article XIV. General Provisions

14.1 Effective Date of the Plan. The Plan shall be effective as of March 21, 2003.

14.2 Term of Plan. The term of the Plan shall be indefinite except that (1) no Incentive Stock Option shall be granted under the Plan after March 21, 2013, and (2) no Awards of any kind shall be made after May 6, 2013.

14.3 Governing Law; Dispute Resolution. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the state of Florida and applicable federal laws, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Any dispute, controversy or claim between the Company and a recipient of an Award or other person arising out of or relating to the Plan or an Award Agreement shall be settled by arbitration conducted in the City of Jacksonville in accordance with the Commercial Rules of the American Arbitration Association then in force and Florida law within 30 days after written notice from one party to the other requesting that the matter be submitted to arbitration. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Failure to initiate arbitration within this time period will result in waiver of any right to bring arbitration or any other legal action with respect to the Plan, any Award or any Award Agreement. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The existence, contents or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. The parties shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company shall reimburse the Participant for all costs and expenses (including, without limitation, reasonable attorneys’ fees, arbitration and court costs and other related costs and expenses) the Participant reasonably incurs as a result of any dispute or contest regarding the Plan, any Award or any Award Agreement and the parties’ rights and obligations hereunder if, and when, the Participant prevails on at least one material claim; otherwise, each party shall be responsible for its own costs and expenses.

14.4 Unfunded Status of Plan. Unless otherwise determined by the Committee or Board, as applicable, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee or Board, as applicable) shall be no greater than the right of an unsecured general creditor of the Company.

14.5 Headings. Section headings are used in the Plan for convenience only, do not constitute a part of the Plan, and shall not be deemed in any way to be material or relevant to the construction or interpretation of the Plan or any provision thereof.

14.6 Severability. Whenever possible, each provision in the Plan and every Award and right at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award or right at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award or right at any time granted under the Plan shall remain in full force and effect.

14.7 Gender; Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

REGENCY CENTERS CORPORATION

LONG TERM OMNIBUS PLAN

Appendix A

Any Awards of DEU Options granted prior to the restated Effective Date of the Plan (as specified in Section 14.1) are subject to the following terms and conditions:

(a) Dividend Equivalent Unit Account. With respect to the number of Shares subject to a DEU Option, a notional number of shares shall be credited to an account (“Dividend Equivalent Account”) to be established for the Participant, which account shall be unfunded and unsecured and shall be held with the general assets of the Company. Each such credit shall be recorded as of the first business day of the calendar quarter immediately following each record date for a cash dividend declared on Shares for any DEU Option which is outstanding on such record date. The notional share amounts (such amounts, together with any amounts credited pursuant to (b) below, the “Dividend Equivalent Units”) credited to the Participant’s Dividend Equivalent Account shall be the aggregate number of Shares, rounded to the nearest whole Share, derived by (1) multiplying (x) the Net Dividend Rate by (y) the exercise price of the DEU Option, (2) dividing the product thereof by four (or whatever other multiplier was used in arriving at the annualized dividend rate), (3) multiplying the resultant quotient by the number of Shares subject to the unexercised portion of the DEU Option as of the dividend record date, and (4) dividing the product thereof by the average closing price of a Share during the immediately preceding calendar quarter on the principal exchange on which the Shares are traded. For example, assume that (1) on January 1, 2000 the Committee awards a DEU Option to a Key Employee for 1,000 Shares having an exercise price of $25 per Share, (2) on January 1, 2000, the average annual yield of the Standard and Poors 500 Index is 1.5%, (3) the Board declares a quarterly dividend of $0.50 for shareholders of record as of February 10, 2000, (4) the Participant has not exercised the DEU Option as of February 10, 2000, and (5) the average closing price for Shares on the New York Stock Exchange during the calendar quarter ending March 31, 2000 is $26. The Net Dividend Rate for the DEU Option is 4 times $0.50 divided by $25, i.e., 8.0%, less 1.5%, or 6.5%. As of April 3, 2000, the first business day of the next calendar quarter, there would be credited to the Participant’s Dividend Equivalent Account the number of Dividend Equivalent Units as follows: First, 6.5% times $25 divided by 4 times 1,000 Shares equals $406.25. Next, $406.25 divided by $26 equals 15.625 Shares, or 16 Dividend Equivalent Units, rounded to the nearest whole number.

(b) Additional Credits. Dividend Equivalent Units shall be credited for each Dividend Equivalent Unit on the same basis as on the Shares subject to the unexercised portion of the DEU Option, except that the actual dividend rate per Share shall be used instead of the Net Dividend Rate.

(c) Vesting and Payment. Unless the Committee determines otherwise with respect to DEU Options awarded to Key Employees, Dividend Equivalent Units (including Dividend Equivalent Units paid on DEU Options issued to Non-Employee Directors) shall be subject to the following terms and conditions:

(1) Dividend Equivalent Units shall vest in accordance with the vesting schedule applicable to the DEU Option with respect to which the Dividend Equivalent Unit was awarded.

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(2) All Dividend Equivalent Units which are not vested upon the Participant’s date of termination of employment (or termination as a Non-Employee Director, as the case may be) shall be forfeited.

(3) With respect to Dividend Equivalent Units that vested before January 1, 2005, all vested Dividend Equivalent Units shall be paid on the date of termination of employment (or termination as a Non-Employee Director, as the case may be), or the date of exercise of the Option (or portion thereof) to which such Dividend Equivalent Units pertain. With respect to Dividend Equivalent Units that vest on and after January 1, 2005, all vested Dividend Equivalent Units shall be paid solely upon the Participant’s separation from service within the meaning of Code Section 409A.

The Committee, or the Board with respect to DEU Options granted to Non-Employee Directors, may revise the procedure for determining the value of Shares, the Net Dividend Rate and the crediting date for Dividend Equivalent Units if the Committee or Board, as applicable, determines that such revised procedure simplifies the administration of Dividend Equivalent Units or more fairly reflects the intent hereof and the Committee or Board, as applicable, determines that the impact of such revision is not significant in terms of the amount to be credited to Dividend Equivalent Accounts.

(d) Definitions. For purposes of this Appendix A, capitalized terms shall have the following meanings:

(1) DEU Option means an Option that includes the right to receive Dividend Equivalent Units.

(2) Dividend Equivalent Account means an account established for a Participant to which are credited Dividend Equivalent Units for any DEU Option held by the Participant.

(3) Dividend Equivalent Units means the right to receive additional Shares, based on dividends paid on Shares, which right may be awarded with respect to an Option.

(4) Net Dividend Rate means, as to any dividend record date, the cash dividend in question computed on an annualized basis, divided by the exercise price of the DEU Option, less the average annual dividend yield on the date the DEU Option was awarded for the companies included in the Standard and Poors 500 Index (or such other similar index selected by the Committee), as determined under procedures the Committee establishes.

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